Exhibit 99.1

NEWS RELEASE

Contact:	Keith Cox
President
NASB Financial, Inc.
12498 South 71 Highway
Grandview, MO 64030
Phone (816) 765-2200

FOR IMMEDIATE RELEASE:

North American Savings Bank Names Paul L. Thomas as Chief Executive Officer

Grandview, Missouri (April 2, 2013) – North American Savings Bank, F.S.B. (the “Bank” or “NASB”), a wholly owned subsidiary of NASB Financial, Inc., announced today that Executive Vice President and Chief Credit Officer Paul L. Thomas has been named the Bank’s Chief Executive Officer. David Hancock, formerly the Bank’s CEO, will retain his role as the Bank’s Board Chairman.

“We could not have selected a better person for the position,” said Hancock. “Mr. Thomas brings tremendous leadership and experience, and I’m looking forward to actively supporting him in NASB’s future growth. NASB is an outstanding company with many talented employees, and I am proud of what we have accomplished together over the past two decades in growing the bank to what it is today.”

Mr. Thomas brings more than 20 years of relevant industry experience to his new role, with a background in finance, real estate and investments. He has served as Director, Executive Vice President, and Chief Credit Officer of North American Savings Bank, F.S.B. since January 2003, and previously served as the Chief Executive Officer of Community Bank of Excelsior Springs. In his new role as CEO, Mr. Thomas will lead a staff of more than 400 financial services professionals to provide quality banking and mortgage lending services to the marketplace.

“I am honored and grateful for the opportunity to lead this remarkable organization during a rapidly evolving and exciting time in our industry,” said Thomas. “Thanks to Mr. Hancock’s skillful leadership over the past 23 years, NASB is financially stronger than it has been at any time in the company’s history, and has established itself as a market leader in nationwide mortgage lending, while continuing to serve our hometown Kansas City area. I look forward to capitalizing on that strength and our reputation for delivering quality products and services to our customers.”

About NASB: North American provides national mortgage lending services for residential and commercial real estate lending, and operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri.

####